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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.            )*
                                         -----------

                          Charter Communications, Inc.
             ------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    16117M107
                   ------------------------------------------
                                 (CUSIP Number)

                                October 17, 2002
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 16117M107

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    1.     Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Mark Cuban
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    2.     Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)

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    3.     SEC Use Only
           .........................................................
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    4.     Citizenship or Place of Organization          United States
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                    5.   Sole Voting Power

                         15,618,550
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Number of           6.   Shared Voting Power
Shares
Beneficially             None
Owned by
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Each Reporting      7.   Sole Dispositive Power
Person With
                         15,618,550
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                    8.   Shared Dispositive Power

                         None
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    9.     Aggregate Amount Beneficially Owned by Each Reporting Person

           15,618,550
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    10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
           Instructions)
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    11.    Percent of Class Represented by Amount in Row (9) 11.

           5.3%
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    12.    Type of Reporting Person (See Instructions)

           IN
--------------------------------------------------------------------------------


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ITEM 1.
              (a)  Name of Issuer:   Charter Communications, Inc.


              (b)  Address of Issuer's Principal Executive Offices:

                   12405 Powerscourt Drive Suite 100
                   St. Louis, MO 63131


ITEM 2.
              (a)  Name of Person Filing:     Mark Cuban

                   Address of Principal Business Office or, if none, Residence:

              (b)  5424 Deloache
                   Dallas, Texas  75220

              (c)  Citizenship:   United States

              (d)  Title of Class of Securities:  Class A Common Stock

              (e)  CUSIP Number:  16117M107



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)     [ ]         Broker or dealer registered under
                                  section 15 of the Act (15 U.S.C. 78o).
              (b)     [ ]         Bank as defined in section 3(a)(6) of
                                  the Act (15 U.S.C. 78c).
              (c)     [ ]         Insurance company as defined in section
                                  3(a)(19) of the Act (15 U.S.C. 78c).
              (d)     [ ]         Investment company registered under
                                  section 8 of the Investment Company Act
                                  of 1940 (15 U.S.C 80a-8).
              (e)     [ ]         An investment adviser in accordance with
                                  Section 240.13d-1(b)(1)(ii)(E);
              (f)     [ ]         An employee benefit plan or endowment
                                  fund in accordance with Section
                                  240.13d-1(b)(1)(ii)(F);
              (g)     [ ]         A parent holding company or control
                                  person in accordance with Section
                                  240.13d-1(b)(1)(ii)(G);
              (h)     [ ]         A savings associations as defined in
                                  Section 3(b) of the Federal Deposit
                                  Insurance Act (12 U.S.C. 1813);
              (i)     [ ]         A church plan that is excluded from the
                                  definition of an investment company
                                  under section 3(c)(14) of the Investment
                                  Company Act of 1940 (15 U.S.C. 80a-3);
              (j)     [ ]         Group, in accordance with Section
                                  240.13d-1(b)(1)(ii)(J).


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ITEM 4.       OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)      Amount beneficially owned:  15,618,550 shares

              (b)      Percent of class:           5.3%.

              (c)      Number of shares as to which the person has:

                       (i)       Sole power to vote or to direct the vote

                                      15,618,550

                       (ii)      Shared power to vote or to direct the vote

                                      (None)

                       (iii)     Sole power to dispose or to direct the
                                 disposition of

                                      15,618,550

                       (iv) Shared power to dispose or to direct the disposition of

                                      (None)


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                         Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                         Not applicable.


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ITEM 10.      CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date:    October 23, 2002


                                        /s/ Mark Cuban
                                        -----------------------------------
                                        Mark Cuban